                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  FORM 8-K/A
                                AMENDMENT NO. 1


                                CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



                               SEPTEMBER 30, 1998

                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)



                            MICRON TECHNOLOGY, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



     DELAWARE                  001-10658                    75-1618004
 ---------------          ----------------------       ------------------
(State or other          (Commission File Number)      (I.R.S. Employer
 jurisdiction of incorporation)                         Identification No.)




                             8000 SOUTH FEDERAL WAY
                            BOISE, IDAHO  83716-9632

                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)



                                 (208) 368-4000

              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

Item 7.  Financial Statements and Exhibits
         ---------------------------------

         (a)  Financial Statements of Business Acquired.
              -----------------------------------------


                              Financial Statements

                                  MMP Business
                       of Texas Instruments Incorporated


                     Years Ended December 31, 1997 and 1996
                      with Report of Independent Auditors
            and Six Months Ended June 30, 1998 and 1997 (unaudited)



                                    CONTENTS


Report of Independent Auditors............................  2



Statements of Net Assets Acquired.........................  3
Statements of Operations..................................  4
Statements of Cash Flows..................................  5
Notes to Statements.......................................  6

                         Report of Independent Auditors


The Board of Directors
Texas Instruments Incorporated

We have audited the accompanying statements of net assets acquired by Micron Technology, Inc. of the MMP Business of Texas Instruments Incorporated ("MMP" as defined in Note 1) as of December 31, 1997 and 1996, prepared pursuant to the Agreement as defined in Note 1, and the related statements of operations and cash flows for the years then ended. These statements are the responsibility of the management of Texas Instruments Incorporated. Our responsibility is to express an opinion on these statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of net assets acquired and the related statements of operations and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in these statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of these statements. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statements referred to above present fairly, in all material respects, the net assets acquired by Micron Technology, Inc. of MMP at December 31, 1997 and 1996, pursuant to the Agreement as defined in Note 1, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                                            ERNST & YOUNG LLP


October 5, 1998
Dallas, Texas

                                  MMP Business
                       of Texas Instruments Incorporated
                       Statements of Net Assets Acquired
                           (In thousands of dollars)

                                                            JUNE 30                        DECEMBER 31
                                                              1998                  1997                  1996
                                                    -----------------------------------------------------------------
                                                          (Unaudited)
ASSETS
Current assets:
 Receivables                                                   $  111,508              $ 267,391            $ 172,168
 Inventories                                                       79,933                116,154               67,781
   Prepaid expenses                                                 2,384                    943                1,898
                                                    -----------------------------------------------------------------
  Total current assets                                            193,825                384,488              241,847

Property, plant and equipment, at cost                          1,030,376                874,806              730,822
 Less accumulated depreciation                                   (420,560)              (376,364)            (272,963)
                                                    -----------------------------------------------------------------
  Net property, plant and equipment                               609,816                498,442              457,859

Other assets                                                       61,602                 14,916               62,465
                                                    -----------------------------------------------------------------
Total assets                                                   $  865,243              $ 897,846            $ 762,171
                                                    -----------------------------------------------------------------

LIABILITIES
Current liabilities:
   Accounts payable and accrued expenses                          137,849                185,050              187,945

Accrued retirement                                                 17,230                 17,679               17,447
                                                    -----------------------------------------------------------------

Total liabilities                                                 155,079                202,729              205,392
                                                    -----------------------------------------------------------------
Net assets acquired                                            $  710,164              $ 695,117            $ 556,779
                                                    =================================================================

See accompanying notes.

                                  MMP Business
                       of Texas Instruments Incorporated
                            Statements of Operations
                           (In thousands of dollars)



                                                        SIX MONTHS                                        Years
                                                           ENDED                                          ENDED
                                                          June 30                                      December 31
                                                1998                     1997                  1997                  1996
                                         ----------------------------------------------------------------------------------------
                                                       (Unaudited)

Net revenues                                           409,290                819,765           $1,594,551            $1,969,674

Operating costs and expenses:
 Costs of revenues                                     834,784                716,657            1,443,392             1,873,094
 Marketing, general, and administrative                 63,291                 75,186              166,931               204,500
 Research and development                              126,876                 98,637              195,650               162,575
                                         ----------------------------------------------------------------------------------------
    Total                                            1,024,951                890,480            1,805,973             2,240,169
                                         ----------------------------------------------------------------------------------------

Loss from operations                                  (615,661)               (70,715)            (211,422)             (270,495)
Interest expense                                         5,215                  5,536               11,526                 9,663
                                         ---------------------------------------------------------------------------------------

Loss before provision for income taxes                (620,876)               (76,251)            (222,948)             (280,158)

Income tax expense                                      10,610                 12,081               29,702                32,527
                                         ---------------------------------------------------------------------------------------


Net loss                                            $ (631,486)              $(88,332)          $ (252,650)           $ (312,685)
                                         =======================================================================================

See accompanying notes.

                                  MMP Business
                       of Texas Instruments Incorporated
                            Statements of Cash Flows
                           (In thousands of dollars)

                                                       SIX MONTHS
                                                         ENDED                YEARS ENDED
                                                        JUNE 30               DECEMBER 31
                                                    1998        1997        1997        1996
                                               -----------------------------------------------
                                                      (Unaudited)

Cash flows from operating activities:
  Net loss                                       $(631,486)  $ (88,332)  $(252,650)  $(312,685)
  Depreciation                                      84,685      68,206     148,259     139,408
  Amortization expense and equity losses            30,312      46,005      88,294      33,172
  (Increase) decrease in working capital:
     Receivables                                   155,883     (73,265)    (95,223)    124,501
     Inventories                                    36,221     (15,051)    (48,373)     48,284
     Prepaid expenses                               (1,441)         (2)        955       1,692
     Accounts payable and accrued expenses
                                                   (47,201)     63,383      (2,895)   (135,190)
     Accrued Retirement                               (449)      1,141         232       4,184
  Other                                                  -       2,980           -           -
                                               -----------------------------------------------

Net cash used in operating activities             (373,476)     (5,065)   (161,401)    (96,634)

Cash flows from investing activities:
  Additions to property, plant and equipment
                                                  (196,059)    (80,657)   (188,842)   (138,966)
  Equity contributions to joint ventures           (78,572)    (25,000)    (50,000)    (23,099)
                                               -----------------------------------------------

Net cash used in investing activities             (274,631)   (105,657)   (238,842)   (162,065)

Cash flows from financing activities:
  Net transfers from Texas
  Instruments                                      648,107     110,722     400,243     258,699
                                               -----------------------------------------------

Net cash provided by financing activities          648,107     110,722     400,243     258,699

Net increase (decrease) in cash and cash
 equivalents                                             -           -           -           -

                                               -----------------------------------------------
Cash and cash equivalents at beginning of
 period                                          $       -   $       -   $       -   $       -

                                               ===============================================
Cash and cash equivalents at end of period       $       -   $       -   $       -   $       -
                                               ===============================================

1. BASIS OF PRESENTATION

Texas Instruments Incorporated ("TI") and Micron Technology, Inc. ("Micron") entered into an acquisition agreement on June 18, 1998 under which Micron acquired substantially all of TI's MOS memory products business ("MMP"). The transaction closed on September 30, 1998 (the "Closing"). The accompanying statements present the assets acquired and liabilities assumed ("Statements of Net Assets Acquired") based upon the structure of the transaction as described in the June 18, 1998 Acquisition Agreement and the First and Second Amendments to the Acquisition Agreement executed on July 31, 1998 and September 30, 1998, respectively. The Acquisition Agreement and amendments are together referred to as the "Agreement," and this transaction is herein referred to as the "Acquisition." The statements of operations present the MMP business as it historically operated within TI.

The Statements of Net Assets Acquired exclude significant assets and liabilities of MMP as it historically operated within TI. Under the terms of the Agreement, certain assets of MMP are excluded from the Acquisition, including but not limited to cash; intercompany receivables; selected equipment; tax assets; receivables and inventory related to all 1 Meg DRAM, 4 Meg DRAM, EPROM, and Flash product lines; and receivables related to grants from the Italian government (see Note 13). The Agreement also excludes certain liabilities of MMP, including but not limited to long-term debt and related interest; tax liabilities; obligations related to U.S. pension and retiree health care benefit plans; and liabilities related to the Italian grant program (see Note 13).

MMP has experienced significant operating losses since 1995 and has been dependent on TI for financial support in the form of working capital, equipment and joint venture investment financings.

The statements have been prepared in accordance with generally accepted accounting principles which require management to make estimates and assumptions (including estimates of the net realizability of inventories and receivables, useful lives of fixed assets, and the realizability of investments in joint ventures) that affect the amounts reported in the statements. Actual results could differ from those estimates. The statements are not intended to be a complete presentation of the financial position, results of operations and cash
flows as if MMP had operated as a stand-alone company.   The Statement of Net
Assets Acquired at June 30, 1998 and the statements of operations and cash flows for the six months ended June 30, 1998 and 1997 are unaudited and reflect all adjustments which are of a normal recurring nature (except as disclosed in the notes to statements herein) and are, in the opinion of management, necessary to present fairly the net assets acquired and the results of operations for the
periods shown.   Intercompany balances and transactions within MMP have been eliminated.

MMP engages in research, development, manufacture, assembly, test, sales, and
distribution of MOS memory semiconductor devices.   The business supplies a
broad family of memory products, primarily dynamic random access memory ("DRAM") devices and to a lesser extent erasable, programmable, read-only memory ("EPROM") and Flash devices, on a worldwide basis to manufacturers of computers, telecommunications equipment, and automotive systems.

Micron did not acquire receivables or inventory related to EPROM and Flash product lines. Accordingly, the accompanying Statements of Net Assets Acquired exclude receivables and inventory for these product lines. During 1997 and 1996, revenues from these product lines were $157 million and $ 194 million, respectively, which are included in the statements of operations.

TI provides various services to MMP including, but not limited to, facilities management, data processing, security, payroll and employee benefits administration, insurance administration, duplicating and telecommunications services. TI allocates these expenses and all other centrally managed operating costs, first on the basis of direct usage when identifiable, with the remainder allocated among TI's businesses on the basis of their respective revenues, headcount, or other measures. In the opinion of management of TI, these methods of allocating costs are reasonable. These expenses totaled $150 million and $199 million in 1997 and 1996, respectively.

Revenues are recorded upon shipment of products to distributors and original equipment manufacturers. The revenue for shipments to distributors is reduced for estimated returns, price protection and allowance rights. Revenues from products sold by MMP to affiliates of TI (excluding joint ventures--see Note 12) are insignificant. During 1997, a customer terminated a long-term purchase agreement with MMP. As a result of such termination, both 1997 revenues and gross margins increased by approximately $34 million due to the accelerated recognition of a previously received non-refundable deposit from the customer.

MMP participates in a centralized cash management system wherein cash receipts are transferred to and cash disbursements are funded by TI. Since cash and cash equivalents related to MMP operations will not be acquired by Micron, they are excluded from the Statements of Net Assets Acquired.

MMP operations are included in the consolidated income tax returns of TI. Pursuant to the Agreement, TI retained income, as well as other tax liabilities and rights to any tax refunds relating to operations prior to the Closing. Accordingly, the Statements of Net Assets Acquired do not reflect current or prior period income or other tax receivables or payables. The income tax provisions included in the statements of operations have been determined on a hypothetical basis as if MMP were a separate taxpayer. The tax provision consists of hypothetical current foreign taxes on foreign income resulting from intercompany transfer pricing requirements. No hypothetical tax benefit for U.S. losses has been reflected in the provision due to the uncertainty of realization.

The U.S. dollar is the functional currency for financial reporting. With regard to accounts recorded in currencies other than U.S. dollars, current assets (except inventories), other assets, current liabilities, and long-term liabilities are remeasured at exchange rates in effect at year end.
Inventories, property, plant and equipment and depreciation thereon are remeasured at historic exchange rates. Revenue and expense accounts other than depreciation for each month are remeasured at the appropriate month-end rate of exchange. Transaction gains and losses are not significant and have been excluded from the statements of operations.

During the second quarter of 1998, MMP terminated certain purchase contracts resulting in charges against operations of approximately $42 million. In connection with these terminations, MMP committed to purchase $18 million of
certain test equipment during the second half   of 1998.

Upon execution of the acquisition agreement on June 18, 1998, MMP discontinued certain product research and development efforts.

Other significant accounting policies are described below as an integral part of the notes to financial statements to which the policies relate.

2.  RECEIVABLES


                                                                        (In Thousands)
                                                            JUNE 30                 DECEMBER 31
                                                              1998             1997             1996
                                                      ----------------------------------------------------
                                                          (Unaudited)
Trade receivables                                              $ 53,746          $132,796         $127,953
Amounts due from joint ventures (see Note 12)                    57,762           134,595           44,215
                                                      ----------------------------------------------------
                                                               $111,508          $267,391         $172,168
                                                      ====================================================

Certain trade accounts receivable have been allocated by TI to MMP, primarily those in Singapore and Europe. At December 31, 1997 and 1996, such allocated receivables were $61 million and $38 million, respectively. TI allocated these amounts based upon net revenues.

3.  INVENTORIES


                                                                      (In Thousands)
                                                        JUNE 30                    DECEMBER 31
                                                          1998               1997               1996
                                                 ----------------------------------------------------------
                                                      (Unaudited)

Raw materials                                                $ 4,990            $ 10,934            $ 9,332
Work in process                                               17,306              46,896             53,500
Finished goods                                                57,637              58,323              4,948
                                                 ----------------------------------------------------------
Total                                                        $79,933            $116,154            $67,781
                                                 ==========================================================

Inventories are stated at the lower of cost or estimated realizable value. Cost is generally computed on a currently adjusted standard, which approximates current average costs. Average selling prices of 16 Meg DRAM products declined approximately 84% in 1996 and 55% in 1997. Subsequent to December 31, 1997, average prices continued to decline 42% through June 30, 1998, then average prices declined a further 20% through August 31, 1998. While the realizability of inventories are affected by changes in average selling prices, the direct risk from such changes has partially been mitigated by inventory supply arrangements with joint ventures whereby inventory costs of MMP are determined based upon discounts from MMP's average selling prices (see Note 12).

As discussed in Note 12, MMP amended pricing terms with certain joint ventures in the second quarter of 1998 effectively resulting in fixed prices to be paid by MMP to the joint ventures generally exceeding average selling prices.

4. PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment is stated at cost less accumulated depreciation. Depreciation is computed primarily using the sum-of-the-years-digits method for buildings and improvements and the 150% declining-balance method for machinery and equipment. Fully depreciated assets are written off against accumulated depreciation. Maintenance and repairs are charged to expense.

                                                   DEPRECIABLE                      DECEMBER 31
                                                      LIVES                 1997                   1996
                                              -----------------------------------------------------------------
                                                                                  (In Thousands)

Land                                            40 years                       $   9,997              $   9,465
Buildings and improvements                      9-40 years                       207,895                199,571
Machinery and equipment                         5-20 years                       656,914                521,786
                                              -----------------------------------------------------------------
Total                                                                            874,806                730,822
Less accumulated depreciation                                                   (376,364)              (272,963)
                                              -----------------------------------------------------------------
Net property, plant, and
 equipment                                                                     $ 498,442              $ 457,859

                                              =================================================================

Pursuant to the Agreement, MMP facilities owned by TI which are located in Avezzano, Italy; Richardson, Texas; and Singapore were purchased by the Buyer, and the cost and related accumulated depreciation of such facilities are included in the Statements of Net Assets Acquired. As of December 31, 1997, outstanding commitments for the acquisition of property, plant and equipment amounted to $141 million.

5. OTHER ASSETS

                                                                                December 31
                                                                         1997                 1996
                                                               -------------------------------------------
                                                                              (In Thousands)

Investments in joint ventures (Note 12)                                       $13,243              $60,398
Other assets                                                                    1,673                2,067
                                                               -------------------------------------------
                                                                              $14,916              $62,465
                                                               ===========================================

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                                                December 31
                                                                         1997                 1996
                                                               -------------------------------------------
                                                                              (In Thousands)

Trade payables                                                                 73,026               39,374
Amounts due to joint ventures (see Note 12)                                    68,984               66,102
Advance from customers                                                            258               53,651
Accrued payroll and benefits                                                    9,358               18,293
Accrued profit sharing (non-U.S.)                                               6,560                   --
Other                                                                          26,864               10,525
                                                               -------------------------------------------
                                                                             $185,050             $187,945
                                                               ===========================================

7. LONG-TERM DEBT

Certain long-term debt and the related interest expense of TI is attributed to MMP. This debt relates to Italian lira mortgage notes (of an Italian subsidiary of TI) collateralized by real estate and building equipment at the Avezzano wafer fabrication facility. TI has provided certain guarantees on the full amount of this outstanding debt. The carrying amount of the collateral was $114 million at December 31, 1997. Outstanding Italian lira notes amounted to $198 million and $209 million, respectively, at December 31, 1997 and 1996. Interest paid on loans was $10 million in 1997 and $7 million in 1996. Under the terms of the Agreement, Micron did not assume long-term debt or related accrued interest of MMP.

8. RISK CONCENTRATION

Financial instruments which potentially subject MMP to concentrations of credit risk primarily include accounts receivable. Concentrations of credit risk with respect to the receivables are limited due to the large number of customers in MMP's customer base, and their dispersion across different geographic areas (U.S., Europe, and Asia). MMP conducts ongoing credit evaluations of customers and generally does not require collateral or other security. MMP maintains an allowance for losses based upon the expected collectibility of accounts receivable. Historically, MMP has not incurred any significant credit-related losses.

9. STOCK OPTIONS

Stock options have been granted to MMP employees under the Texas Instruments 1996 Long-Term Incentive Plan, approved by TI stockholders on April 18, 1996. Options have also been granted under the 1984 and 1988 Stock Option Plans and the Texas Instruments Long-Term Incentive Plan; however, no further options may be granted under these plans. Under all these stockholder-approved plans, the option price per share may not be less than 100 percent of the fair market value on the date of the grant. Substantially all of the options have a 10-year term. Options granted in 1997 generally vest ratably over four years. Options granted prior to that are either fully vested or will vest within one year.

MMP employees also have stock options outstanding under an Employee Stock Purchase Plan approved by TI stockholders in 1997. The plan provides for options to be offered semiannually to all eligible employees in amounts based on a percentage of the employee's compensation. The option price per share may not be less than 85 percent of the fair market value on the date of grant. If the optionee authorizes and does not cancel payroll deductions, options granted become exercisable after 7 months, and expire not more than 13 months, from the date of grant. Options are also outstanding under the 1988 Employees Stock Option Purchase Plan; however, no further options may be granted under this plan.

In connection with the Acquisition, vested options in TI stock under the Long-Term Incentive Plans (for TI employees who accept employment offers with Micron) will continue to exist based upon the original terms of the option grants. Upon termination from Micron, employees will have 30-90 days to exercise the options. Unvested options in TI stock will be substituted with Micron stock. All options of the Employee Stock and Stock Option Purchase Plans were exercised at Closing unless employees chose to cancel the options prior to Closing.

Stock option transactions related to MMP were as follows:

                                        LONG-TERM          WEIGHTED-       EMPLOYEE STOCK          WEIGHTED-
                                      INCENTIVE AND         AVERAGE           AND STOCK            AVERAGE
                                      STOCK OPTION          EXERCISE           OPTION              EXERCISE
                                         PLANS               PRICE          PURCHASE PLANS          PRICE
                                 -------------------------------------------------------------------------------
Balance at Dec. 31, 1995                      477,858             $15.42              147,508             $28.36
  Granted                                     191,550              22.68              135,210              28.13
  Forfeited                                    (6,752)             20.38              (59,980)             29.11
  Expired                                          --                 --                   --                 --
  Exercised                                   (30,800)             11.04              (31,512)             24.45
                                 -------------------------------------------------------------------------------
Balance at Dec. 31, 1996                      631,856              17.79              191,226              28.61
  Granted                                     442,800              37.58              113,715              48.30
  Forfeited                                   (29,800)             30.75              (11,814)             29.74
  Expired                                          --                 --                   --                 --
  Exercised                                   (95,500)             12.63             (160,424)             28.68
                                 -------------------------------------------------------------------------------
Balance at Dec. 31, 1997                      949,356             $27.14              132,703             $45.29
                                 ===============================================================================

In accordance with the terms of APB No. 25, MMP has not recorded compensation expense for TI stock option awards to employees of the MMP Business. As required by SFAS No. 123, the following disclosures of hypothetical values for stock option awards are provided below.

The weighted-average grant-date value of options granted during 1997 and 1996 was estimated to be $15.72 and $9.24 under the Long-Term Incentive Plans (Long-Term Plans) and $13.47 and $6.05 under the Employee Stock and Stock Option Purchase Plans (Employee Plans). These values were estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions for 1997 and 1996: expected dividend yields of .93% and 1.48% (Long-Term Plans) and
 .70% and 1.21% (Employee Plans); expected volatility of 39%; risk-free interest rates of 5.76% and 5.42% (Long-Term Plans) and 5.69% and 6.15% (Employee Plans); and expected lives of 6 years (Long-Term Plans) and .8 years and 1.5 years (Employee Plans). Compensation expense based on these hypothetical values would not have been material in 1997 and 1996.

Summarized information about stock options outstanding under the Long-Term Plans and 1984 and 1988 Stock Option Plans at December 31, 1997 for employees of MMP, is as follows:


                                OPTIONS OUTSTANDING                                     OPTIONS EXERCISABLE
----------------------------------------------------------------------------     ----------------------------------
                                              WEIGHTED-          WEIGHTED-             NUMBER          WEIGHTED-
                          NUMBER               AVERAGE            AVERAGE            Exercisable        AVERAGE
     Range of           OUTSTANDING           REMAINING          EXERCISE            AT DEC. 31,       EXERCISE
 Exercise Prices     AT DEC. 31, 1997      CONTRACTUAL LIFE        PRICE                1997             PRICE
----------------------------------------------------------------------------     ----------------------------------
$8.21-$13.69                     47,400                   4.7         $11.22                47,400           $11.22
$13.69-$25.85                   477,556                   7.2         $19.39               250,956           $17.05
$33.85-$67.00                   424,400                   9.2         $37.63                     -                -
----------------------------------------------------------------------------     ----------------------------------
$8.21-$67.00                    949,356                   7.9         $27.14               298,356           $16.12
============================================================================     ==================================

10. CONTINGENCIES AND COMMITMENTS

Contingencies: TI is subject to various lawsuits, claims and proceedings arising out of the normal conduct of the MMP business. TI management believes the disposition of matters which are pending or asserted will not have a material adverse effect on the financial statements of MMP.

Commitments: MMP occupies various facilities which are either owned or leased by TI. The statements of operations include occupancy charges from TI which include depreciation, rent, and taxes (as applicable) incurred by TI and charged to MMP based on facilities occupied. These charges do not necessarily represent current market rates to lease such facilities. TI has executed lease agreements with Micron at agreed-upon rates in connection with TI-owned facilities that will be utilized by Micron after the Closing. The rent expense associated with these agreements is immaterial.

MMP also directly leases certain facilities and equipment from third parties under operating leases, many of which contain renewal options and escalation clauses. Total rental expense on such operating leases amounted to $3 million
in 1997 and 1996.   Future rental commitments under leases at December 31, 1997 were immaterial.

11. PROFIT SHARING AND RETIREMENT PLANS

MMP participates in various incentive plans provided by TI for its employees, including general profit sharing and savings programs as well as annual performance awards. It also participates in TI pension and retiree health care benefit plans in the U.S. and pension plans in certain non-U.S. locations. Pursuant to the Agreement, no liabilities pertaining to U.S. pension and retiree medical plans for employees of MMP were assumed by Micron; therefore, no obligations related to these plans are reflected in the statements of net assets acquired.

PROFIT SHARING

Profit sharing expense has been allocated to MMP by TI based on relative payroll costs. Profit sharing expense was $9 million in 1997. There was no profit sharing expense in 1996. Profit sharing liabilities attributed to non-U.S. MMP employees have been included in the statements of net assets acquired.

SAVINGS PROGRAM

In the U.S., MMP employees participate in the TI matched savings program whereby employees' contributions of up to 4% of their salary are matched by TI at the rate of 50 cents per dollar. Contributions are subject to statutory limitations. The contributions may be invested in several investment funds including TI common stock. The expense under this program charged by TI to MMP was immaterial in 1997 and 1996.

PENSION PLANS

In the U.S., TI has a defined benefit plan which covers MMP employees and provides benefits based on years of service and employee's compensation. The plan is a career-average-pay plan which has been amended periodically in the past to produce approximately the same results as a final-pay type plan. TI's funding policy is to contribute to the plan at least the minimum amount required by ERISA. Pension expense for MMP in the U.S. was immaterial in 1997 and 1996.

Retirement coverage for non-U.S. MMP employees is provided through separate plans. Retirement benefits are based on years of service and employee's compensation, generally during a fixed number of years immediately prior to retirement. Funding policy is based on local statutes. Pension expense of the non-U.S. plans covering MMP employees was $4 million in 1997 and $5 million in 1996. The non-U.S. plans are not funded. The accrued pension as well as the vested, accumulated, and projected benefited obligations for the non-U.S. plans amounted to approximately $17 Million at December 31, 1997 and 1996.

12. JOINT VENTURES

The following is a discussion of TI's interests in certain joint ventures ("JV's") which are ascribed to MMP. The JV agreements do not provide for transference of an investor's interest without approval of the other investors.

MMP has held minority ownership in, and long-term inventory purchase commitments with, four JV's, each formed to construct and operate advanced wafer fabrication facilities for the manufacture of DRAM products. Three of the JV's are located outside the U.S. Under the JV agreements, TI purchases and takes delivery of the output of the JV's at prices based upon percentage discounts from TI's average selling prices. Although these pricing arrangements were designed to help reduce the effect of market volatility on MMP, their effectiveness has been limited due to the sharp declines in average unit prices experienced since 1995. Certain co-venturers have had the right to buy a portion of the output from MMP.

MMP accounts for its investments in non-U.S. JV's as inventory supply arrangements. The purpose of the non-U.S. JV's is to provide 100% of their semiconductor output to MMP (certain co-venturers have the right to purchase such output from TI). As a result, MMP expects to recover its cost of the non-U.S. JV's through sale of the semiconductor output, and is amortizing its cost of the ventures over the expected initial output period of 3 to 5 years, and recognizing its share of any cumulative JV net losses in excess of amortization. The related expense for such amortization charged to operations for the non-U.S. JV's was $21 million in 1997 and $14 million in 1996. MMP accounts for its investment in the U.S. JV (see Twinstar below), which is operationally different from the non-U.S. JV's, under the equity method of accounting (on a one-quarter lag basis). MMP recognized $67 million in 1997 and $19 million in 1996 for its share of the U.S. JV's net losses under the equity method.

Under various bank financing arrangements, TI has provided certain guarantees of JV obligations. Under the joint venture agreements, certain organizational and operational decisions can only be made by super-majority agreement of the
ventures.   In addition, MMP has agreements to receive payments from each of the joint ventures to provide certain engineering support, training, and technology transfers to assist in the establishment and maintenance of advanced wafer fabrication facilities.

Inventory purchases from the JV's aggregated $977 million in 1997 and $1176 million in 1996. MMP's assembly/test facility in Singapore performs manufacturing activities for the JV's. Revenues from these activities were $203 million and $323 million in 1996 and 1997 and are included as credits to cost of revenues in the statements of operations. A significant decline in revenues and margins generated from the assembly/test facility is anticipated for 1998 due to tighter market conditions and reduced operating plans commensurate with the decline in assembly/test purchase commitments from the Twinstar and TI-Acer JV's. Receivables from and payables to the JV's were $135 million and $69 million at December 31, 1997, and $44 million and $66 million at December 31, 1996.

Each DRAM joint venture arrangement is described below. Under the terms of the Agreement, Micron acquired all of TI's capital stock in the TECH and KTI joint ventures.

TECH
----

TECH Semiconductor Singapore Pte. Ltd. ("TECH") is a joint venture between TI, the Singapore Economic Development Board ("EDB"), Canon Inc. ("Canon"), and Hewlett-Packard Company ("HP") formed in 1991 for purposes of constructing and operating a manufacturing facility in Singapore. As of December 31, 1997 and 1996, TI owned 27.25% of this joint venture. During the second quarter of 1998, TI increased its ownership interest to 29.93% by providing an equity contribution of $31 million.

Under the related purchase agreement between TI and TECH, MMP is required to buy 100% of DRAM units produced by TECH, and HP and Canon hold an option to purchase products from TI (as specified in the shareholders' agreement between the co-venturers). The pricing terms for products purchased from TECH by TI were based upon a percentage discount from TI's average selling price of DRAM products during the previous quarter. During the second quarter of 1998, TI amended the pricing terms with TECH such that the price paid for products supplied by the joint venture is fixed if average selling prices fall below specified levels.

TI was contingently liable at December 31, 1997 and 1996 for $11 million under a debt guarantee provided by TI as part of the joint venture. In addition, if TECH does not maintain certain debt service coverage requirements, TI must deposit a portion of price discounts received from TECH into an escrow account not to exceed $100 million. No such deposits were required prior to 1998. TI deposited $8 million, $5 million, and $3 million into the escrow account during the first, second, and third quarters of 1998, respectively. Such amounts were expensed as paid in 1998. Under the terms of the Agreement, TI retains rights to the escrow account.

KTI
---

KTI Semiconductor Limited ("KTI") is a joint venture between TI and Kobe Steel, Ltd. ("Kobe") formed in 1990 for purposes of constructing and operating a manufacturing facility in Japan. As of December 31, 1997 and 1996, TI owned 25% of this joint venture. During the first quarter of 1998, TI, in coordination with a Kobe equity contribution, provided an equity contribution of $48 million to the joint venture and maintained its ownership interest of 25%. During the second quarter of 1998, TI loaned approximately $38 million to KTI. The receivable associated with the loan was not acquired by Micron.

Under the related purchase agreement between TI and KTI, TI is required to buy 100% of DRAM units produced by KTI. The pricing terms for products purchased from KTI by TI were based upon a percentage discount from TI's average selling price of DRAM products during the current quarter. During the second quarter of 1998, TI amended the pricing terms with KTI such that the price paid for products supplied by the joint venture is fixed. This fixed price exceeded current average selling prices as of the end of the second quarter of 1998.

Under the joint venture arrangement, TI agreed to indemnify 25% of Kobe's guarantee of certain KTI debt. At December 31, 1997 and 1996, TI was contingently liable for $8 million and $14 million, respectively, for such guarantee.

TI-Acer
-------

Until June, 1998, Texas Instruments - Acer Incorporated ("TI-Acer") was a joint venture between TI, Acer Incorporated ("Acer"), and the China Development Corporation formed in 1990 for purposes of constructing and operating a manufacturing facility in Taiwan. As of December 31, 1997 and 1996, TI owned 33.33% of this joint venture.

Under the related purchase agreement between TI and TI-Acer, TI was required to buy 100% of DRAM units produced by TI-Acer, and Acer held an option to purchase up to 50% of such products from TI (as specified in the shareholders' agreement between the co-venturers). The pricing terms for products purchased from TI-Acer by TI were based upon percentage discounts (depending upon Acer operating results) from TI's average selling price of DRAM products during the current quarter.

On March 3, 1998, TI and Acer entered into a stock purchase agreement whereby Acer agreed to purchase all of TI's equity interest in TI-Acer for $120 million cash. The sale of TI's interest in TI-Acer closed on June 10, 1998, and TI recorded a gain to TI of approximately $83 million in the second quarter of 1998. In connection with the stock purchase agreement, a termination and release agreement was executed between TI, Acer, TI-Acer, and other minority investors whereby TI was released from all claims associated with TI-Acer. In addition, a transition agreement was executed whereby MMP would purchase a specified supply of DRAM units from the former TI-Acer between June 10, 1998 and September 30, 1998 at a fixed price. This fixed price exceeded current average selling prices as of the end of the second quarter of 1998. TI also agreed to provide up to $20 million of interest-free working capital financing through MMP to the former TI-Acer to be repaid to TI in the second half of 1998.

Under the terms of the Agreement, Micron will not invest in or continue an inventory supply arrangement with the former TI-Acer. Accordingly, MMP's investment in this joint venture as of December 31, 1997 and 1996 has not been included in the statements of net assets acquired. Inventory purchases from TI-Acer were $379 million in 1997 and $535 million in 1996. Revenues from assembly/test manufacturing activities performed by MMP for TI-Acer were $124 million in 1997 and $130 million in 1996.

Twinstar
--------

TwinStar Semiconductor Incorporated ("Twinstar") was a joint venture formed in 1994 between TI and Hitachi, Ltd. ("Hitachi") for purposes of constructing and operating a manufacturing facility in Richardson, Texas. As of December 31, 1997 and 1996, TI owned 36.5% and 27.4%, respectively, of this joint venture.

Under the related purchase agreement between TI, Hitachi, and Twinstar, the DRAM units produced by Twinstar were required to be purchased by TI and Hitachi at a 50/50 ratio. The pricing terms for products purchased from Twinstar by TI were based upon percentage discounts (depending upon Twinstar operating results) from TI's average selling price of DRAM products during the current quarter. Both MMP and Hitachi had agreements to receive payments from the joint venture to provide certain engineering support, training, and technology transfers to assist in the establishment and maintenance of advanced wafer fabrication facilities.

In February, 1998, TI and Hitachi executed an agreement to discontinue their joint venture arrangement, with TI purchasing the JV's assets. Under the terms of the agreement, which closed in March, 1998, all borrowings and original bank equity investments were repaid by TI and Hitachi, and a newly created subsidiary of TI, Texas Instruments Richardson, LLC ("TIR"), was formed to become the sole owner of all assets and liabilities of the former Twinstar joint venture. Such net assets in the joint venture consisted primarily of working capital and property, plant and equipment and were valued at approximately $100 million at acquisition. During the first quarter of 1998, MMP recognized a pretax charge of $219 million, which is included in cost of revenues, in connection with the termination of the Twinstar joint venture.

In June, 1998, TI announced termination of TIR operations effective immediately. MMP recorded shut down costs in second quarter 1998 of approximately $37 million (included in cost of revenue), primarily comprised of employee severance, contract cancellation costs, and inventory write-offs. Under the Agreement, Micron has acquired the assets and assumed certain liabilities of TIR.

13. GRANTS FROM ITALIAN GOVERNMENT

MMP participates in a grant program with the Italian government whereby grants are received from the government as reimbursement for certain purchases of capital equipment and facilities as well as research and development/training costs incurred as part of operations in Avezzano. These grants have been issued to MMP in phases, and MMP is required to maintain use of the related equipment and facilities for a designated time period after the Closing.

During 1997 and 1996, MMP participated in two phases of the program. Prior to 1996, the MMP Business accounted for grants received under Phase I and II of the program using a modified cash basis whereby cash received from the government was recognized in operating results when received over a one year period from the date of receipt. The modified cash basis was utilized by MMP due to collectibility delays experienced in previous years with the Italian government. During 1995, MMP's experience with grant collections improved significantly. Accordingly, effective January 1, 1996, the MMP Business adopted the accrual method for Phase II grants. At that time, substantially all grants under Phase I had been collected. Under the accrual method, the MMP Business recognizes grants in operating results over the period necessary to match the grants received with related costs incurred which were eligible for reimbursement under the program.

In 1996, the MMP Business received $52 million in cash for Phase II grants and recognized $97 million for Phase I and II grants as credits to research and development and capital depreciation in the statements of income. In 1997, the MMP Business received $36 million in cash and recognized $35 million for Phase II grants as credits to research and development and capital depreciation.

In accordance with the terms of the Agreement, receivables from the Italian government and deferred credits for cash received under the grant program have not been included in the Statements of Net Assets Acquired.

14. BUSINESS SEGMENT AND GEOGRAPHIC AREA DATA

Effective for the year ended December 31, 1997, MMP adopted SFAS No. 131, which requires a new basis of determining reportable business segments, i.e., the management approach. This approach designates that the source of business segments within an entity is the internal organization used by management for making operating decisions and assessing performance. MMP operates in one
business segment:   semiconductor memory products.

Selected geographic data for MMP is presented below for the years ended December 31, 1997 and 1996. Trade revenues are based on product shipment destination, and property, plant and equipment is based on physical location (in millions of dollars):

Geographic Area Net Trade Revenues


                                                   1997             1996
                                           -----------------------------------

United States                                          $  505           $  557
Japan                                                     239              359
Singapore                                                 125              214
Rest of World                                             726              840
                                           -----------------------------------
                                                       $1,595           $1,970
                                           ===================================

Geographic Area Net Property, Plant and Equipment



                                                        December 31
                                                   1997             1996
                                           -----------------------------------

United States                                           $   9            $   1
Singapore                                                 158              103
Italy                                                     331              354
                                           -----------------------------------
                                                        $ 498            $ 458
                                           ===================================



15. YEAR 2000 (UNAUDITED)

TI's plan to address Year 2000 issues has included the MMP business. Based on assessments to date, TI believes current MMP products are ready for Year 2000. Obsolete and discontinued products, as well as previously divested product lines, have not been included in these assessments. The extent to which Micron adopts or modifies the strategy TI has undertaken with regard to MMP or how Micron will integrate MMP into its own strategy regarding the Year 2000 is not known.

(b)  Pro Forma Financial Information
       ----------------------------------------

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

MICRON/MMP COMBINED COMPANY

Basis of Presentation
---------------------

Texas Instruments Incorporated ("TI") and Micron Technology, Inc. ("Micron") entered into an acquisition agreement dated as of June 18, 1998, as amended as of July 31, 1998 and September 30, 1998, respectively (the "Agreement"), pursuant to which Micron agreed to acquire substantially all of TI's memory products business, including the acquisition of certain assets and the assumption of certain liabilities (the "Acquired Business"). For purposes of the unaudited pro forma combined financial statements in this Item 7(b), "MMP" refers to the Acquired Business together with those operations, assets and liabilities not acquired by Micron under the Agreement but which constitute a part of TI's memory products business as conducted by TI historically, except as noted herein. The transaction closed on September 30, 1998 (the "Closing"). The transaction described in the Agreement is herein referred to as the "Acquisition."

The following unaudited pro forma combined financial statements are based upon the consolidated financial statements of Micron and the Acquired Business, combined and adjusted to give effect to the Acquisition.

The following unaudited pro forma combined statements of income for the year ended August 28, 1997 and for the nine months ended May 28, 1998 give effect to the Acquisition as if it had occurred on August 30, 1996 and August 29, 1997, respectively. The unaudited pro forma combined statements of income for the year ended August 28, 1997 were prepared based upon the audited consolidated statement of income of Micron for the year ended August 28, 1997 and the unaudited statements of income of MMP for the twelve months ended June 30, 1997. The unaudited pro forma combined statements of income for the nine months ended May 28, 1998 were prepared based upon the unaudited consolidated statement of income of Micron for the nine months ended May 28, 1998 and the unaudited statement of income of MMP for the nine months ended March 31, 1998.

The following unaudited proforma combined balance sheets as of May 28, 1998, give effect to the Acquisition as if it had occurred on such date and were prepared based upon the unaudited consolidated balance sheet of Micron as of May 28, 1998, and the unaudited statement of net assets acquired for the Acquired Business as of March 31, 1998.

These unaudited pro forma combined financial statements and the notes thereto should be read in conjunction with Micron's Form 10-Q for the interim period ended May 28, 1998 and the Company's Form 10-K, as amended, for the year ended August 28, 1997, and the audited financial statements of the MMP Business of TI, including the notes thereto (see Item 7(a)). The financial statements of the MMP Business of TI, including the notes thereto, present MMP, except as noted therein and herein, and are not limited to the results of operations and cash flows of the Acquired Business.

The Acquisition will be accounted for by the purchase method of accounting. Accordingly, Micron's cost to acquire the Acquired Business (the "Purchase Consideration") of approximately $830 million, net of cash proceeds, will be allocated to the assets acquired and liabilities assumed according to their respective fair values, with any excess Purchase Consideration being allocated to goodwill. The Purchase Consideration is based on the approximate market price of Micron's Common Stock ($22.7) when the transaction was announced and the estimated market value of the Convertible Notes and the Subordinated Notes on the date of issuance (approximately 90% and 80% of par value, respectively). The final allocation of the Purchase Consideration is dependent upon the completion of certain valuations and other studies. Accordingly, the purchase allocation adjustments made in connection with the development of the unaudited pro forma combined financial statements are preliminary and subject to change.

The unaudited pro forma combined financial statements are not necessarily indicative of the results of operations or financial position of the combined company that would have occurred had the Acquisition occurred at the beginning of the period presented or on the date indicated, nor are they necessarily indicative of future operating results or financial position.

The Acquisition is expected to have a significant effect on the Company's future results of operations and cash flows, including, but not limited to: a considerable negative impact on gross margin in the near term due in part to significantly higher per unit manufacturing costs at the acquired facilities; costs related to the assimilation of the acquired operations; increased interest expense associated with the Convertible Notes and Subordinated Notes issued; an increase in capital spending relating to the acquired facilities; and the potential for further downward pressure on the average selling prices the Company receives on its semiconductor memory products. In addition, the creation of intangible assets associated with the purchase could result in significant future amortization expense.

The pro forma excess of Purchase Consideration over the historical net book value of the Acquired Business net assets acquired as of September 30, 1998 is estimated to be approximately $200 million, and principally represents a ten year royalty-free patent cross license between TI and Micron which is expected to be amortized over a period of not more than ten years. Excess Purchase Consideration was also allocated to joint venture supply contracts, equity investments in joint ventures, property, plant and equipment, acquired software and software licenses, an established workforce and other miscellaneous assets.

The Company is in the process of completing the valuations and other studies of the significant assets, liabilities and business operations of the Acquired Business. Using this information, Micron will make a final allocation of the Purchase Consideration, including allocation to tangible assets and liabilities, identifiable intangible assets and goodwill.






           INDEX TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Unaudited pro forma combined statement of income for the year ended August 28, 1997......  18

Unaudited pro forma combined statement of income for the nine months ended May 28, 1998..  19

Unaudited pro forma combined balance sheet as of May 28, 1998............................  20

Notes to statements......................................................................  21

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                           YEAR ENDED AUGUST 28, 1997

                                                                  HISTORICAL                     PRO FORMA
                                                            -----------------------   -----------------------------
                                                             MICRON           MMP       ADJUSTMENTS        COMBINED
                                                            --------       --------   --------------       --------
                                                                        (Amounts in millions, except per share data)
Net sales                                                   $3,515.5       $1,586.7   $  (484.6)  (a)       $4,384.0
Costs and expenses:                                                                   $  (233.6)  (b)
 Cost of goods sold                                          2,539.2        1,483.7      (432.7)  (a)        3,400.6
                                                                                         (162.9)  (b)
                                                                                         (45.2)   (c)
                                                                                          18.5    (d)
 Selling, general and administrative                           370.9          181.6       (2.6)   (b)          418.0
                                                                                           2.8    (c)
                                                                                         (134.7)  (e)
 Research and development                                      208.9          185.9       (22.4)  (b)          399.8
                                                                                            1.0   (c)
                                                                                           26.4   (d)
 Other operating expense                                        (5.9)           1.0         2.1   (c)           (2.8)
                                                            --------       --------   ---------------       --------
   Total costs and expenses                                  3,113.1        1,852.2      (749.7)             4,215.6
                                                            --------       --------   ---------------       --------

Operating income (loss)                                        402.4         (265.5)       31.5                168.4

Gain on sale of investments and subsidiary stock, net          186.7              -           -                186.7
Gain (loss) on issuance of subsidiary stock, net                29.1              -           -                 29.1
Other nonoperating income (expense), net                           -                      (20.0)  (c)          (20.0)
Interest income (expense), net                                   0.9          (11.4)      (51.0)  (f)          (50.1)
                                                                                           11.4   (g)
                                                            --------       --------   ---------------       --------

Income (loss) before income taxes and minority                 619.1         (276.9)      (28.1)               314.1
 interests

Income tax benefit (provision)                                (267.3)         (21.4)      128.2   (h)         (160.5)

Minority interest in net income                                (19.6)             -           -                (19.6)
                                                            --------       --------   ---------------       --------

Net income (loss)                                           $  332.2       $ (298.3)    $ 100.1             $  134.0
                                                            ========       ========   ===============       ========

Earnings (loss) per share:
 Basic                                                      $   1.58            n/a                         $   0.56
 Diluted                                                    $   1.55            n/a                         $   0.55
Number of shares used in per share calculations:
 Basic                                                         210.0            n/a        28.9 (i)            238.9
 Diluted                                                       214.3            n/a        28.9 (f), (i)       243.2

  See accompanying notes to unaudited pro forma combined financial statements

               UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                         NINE MONTHS ENDED MAY 28, 1998





                                                               HISTORICAL             PRO FORMA
                                                         --------------------   -------------------------
                                                          MICRON       MMP       ADJUSTMENTS     COMBINED
                                                         --------    --------   ------------     --------
                                                           (Amounts in millions, except per share data)
Net sales                                                $2,320.0   $1,003.6   $  (238.9) (a)    $2,946.2
                                                                                  (138.5) (b)
Costs and expenses:
 Cost of goods sold                                       2,080.8    1,201.2     (208.0)  (a)     2,937.4
                                                                                 (116.6)  (b)
                                                                                  (26.2)  (c)
                                                                                    6.2   (d)
 Selling, general and administrative                        369.3      123.4       (2.0)  (b)       414.2
                                                                                    2.1   (c)
                                                                                  (78.6)  (e)
 Research and development                                   200.0      155.3      (17.2)  (b)       360.4
                                                                                    1.4   (c)
                                                                                   20.9   (d)
 Other operating expense                                     32.1        0.6        1.6   (c)        34.3
                                                         --------   --------   -------------     --------
   Total costs and expenses                               2,682.2    1,480.5     (416.4)          3,746.3
                                                         --------   --------   -------------     --------

Operating income (loss)                                    (362.2)    (476.9)       39.0           (800.1)

Gain on sale of investments and subsidiary stock, net       157.1          -           -            157.1
Gain (loss) on issuance of subsidiary stock, net              0.8          -           -              0.8
Other nonoperating income (expense), net                                           (20.0) (c)       (20.0)
Interest income (expense), net                                1.4       (7.7)      (36.9) (f)       (35.5)
                                                                                     7.7  (g)
                                                         --------   --------   -------------     --------

Income (loss) before income taxes and minority             (202.9)    (484.6)      (10.2)          (697.7)
 interests

Income tax benefit (provision)                               69.6      (24.3)      197.5  (h)       242.8

Minority interest in net income                             (11.4)         -           -            (11.4)
                                                         --------   --------   -------------     --------

Net income (loss)                                        $ (144.7)  $ (508.9)    $ 187.3         $ (466.3)
                                                         ========   ========   =============     ========

Earnings (loss) per share:
 Basic                                                   $  (0.68)  n/a                          $  (1.94)
 Diluted                                                 $  (0.68)  n/a                          $  (1.94)
Number of shares used in per share calculations:
 Basic                                                     211.90   n/a             28.9 (i)        240.8
 Diluted                                                   211.90   n/a             28.9 (f),(i)    240.8

        See accompanying notes to unaudited pro forma combined financial statements.

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               AS OF MAY 28, 1998


                                                                   HISTORICAL                    PRO FORMA
                                                            -------------------------     -----------------------
                                                            MICRON           ACQUIRED      ADJUSTMENTS   COMBINED
                                                           --------          --------     ------------   --------
                                                                              BUSINESS
                                                                             --------
                                                                  (Amounts in millions, except per share data)
ASSETS
Cash and equivalents                                        $  507.9           $    -  $  550.3  (a)    $1,058.2
Liquid investments                                             200.5                -         -            200.5
Receivables                                                    397.8            184.9      29.8  (b)       612.5
Inventories                                                    378.7            102.4         -            481.1
Prepaid expenses                                                 9.3              2.7         -             12.0
Deferred income taxes                                           77.7                -         -             77.7
                                                            --------           ------  -------------    --------

 Total current assets                                        1,571.9            290.0     580.1          2,442.0

Product and process technology, net                             89.1                -     140.1  (c)       229.2
Property, plant and equipment, net                           2,995.8            633.9     (61.6) (c)     3,568.1
Other assets                                                    76.5             46.0      52.3  (c)       174.8
                                                            --------           ------  -------------    --------

    Total assets                                            $4,733.3           $969.9  $  710.9         $6,414.1
                                                            ========           ======  =============    ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable and accrued expenses                       $  527.1           $152.1  $  18.6  (d)     $  697.8
Short-term debt                                                  8.5                         -               8.5
Deferred income                                                  5.6                         -               5.6
Equipment purchase contracts                                   117.3                         -             117.3
Current portion of long-term debt                               93.3                         -              93.3
                                                            --------                   -------------    --------

 Total current liabilities                                     751.8            152.1     18.6             922.5

Long-term debt                                                 718.0                     836.0  (e)      1,554.0
Deferred income taxes                                          283.2                         -             283.2
Non-current product and process technology                      10.7                         -              10.7
Other liabilities                                               50.3             17.7        -              68.0
                                                            --------           ------  -------------    --------

    Total Liabilities                                        1,814.0            169.8    854.6           2,838.4

Minority interests                                             145.4                -        -             145.4

Commitments and contingencies

Common stock                                                    21.3                -      2.9  (f)         24.2
Additional capital                                             518.6                -    653.5  (f)      1,172.1
Retained earnings                                            2,234.0                -        -           2,234.0
                                                            --------           ------  -------------    --------

    Total shareholders' equity                               2,773.9                -    656.4           3,430.3
                                                            --------           ------  -------------    --------

 Total liabilities and shareholders' equity                 $4,733.3           $169.8  $1,511.0         $6,414.1
                                                            ========           ======  =============    ========

  See accompanying notes to unaudited pro forma combined financial statements.

                          NOTES TO UNAUDITED PRO FORMA
                         COMBINED FINANCIAL STATEMENTS

Pro forma adjustments giving effect to the Acquisition in the unaudited pro forma combined statements of income reflect the following:

(a) Exclusion of historical MMP revenues and costs for product sourced from the former Texas Instruments Acer Incorporated ("TI-Acer") and exclusion of historical amortization of TI-Acer supply contracts. Under the terms of the Agreement, Micron will not invest in or continue an inventory supply arrangement with the former TI-Acer. (See notes to MMP historical financial statements.)
(b) Exclusion of historical MMP revenues and costs for FLASH, certain 4 Meg DRAM, and EPROM products, as inventory for such products is not included as part of the Acquisition.
(c) Depreciation and amortization of assets arising from the allocation of excess Purchase Consideration over the historical net book value of MMP net assets acquired, including joint venture supply contracts, property, plant and equipment, an established workforce, acquired software and software licenses and other miscellaneous assets, as well as the effects of equity accounting relating to joint ventures. Pro forma adjustments are net of historical MMP depreciation and amortization. The ten-year royalty-free patent cross license between TI and Micron pursuant to the Agreement does not commence until January 1, 1999, and therefore pro forma adjustments for the periods presented do not reflect amortization expense for this license.
(d) Adjustment to research and development expense and capital depreciation to exclude income statement effects of MMP's grant program with the Italian government. (See notes to MMP historical financial statements.)
(e) Adjustment to historical MMP selling, general and administrative expense to exclude expense associated with employees not hired in the Acquisition.
(f) Interest expense for $740 million principal amount of seven-year, 6.5% notes convertible into an additional 12.3 million shares of Micron Common Stock, and $210 million principal amount, seven-year, 6.5% subordinated notes, net of estimated interest income on cash proceeds. The if-converted method was applied to determine the appropriate effect on earnings per share for the convertible notes. Conversion was not assumed as the effect to earnings per share would have been anti-dilutive.
(g) Exclusion of MMP interest expense for Italian lira mortgage notes (of an Italian subsidiary of TI). These notes will not be assumed by Micron as a part of the acquisition.
(h) Income tax effect of pro forma adjustments and to present income tax expense at the statutory rate.
(i) Effect on earnings per share from the issuance of 28,933,092 unregistered shares of Micron Common Stock to Texas Instruments, Inc.

Pro forma adjustments giving effect to the Acquisition in the unaudited pro forma combined balance sheets reflect the following:

(a) Receipt of $550 million in cash pursuant to the terms of the Agreement, as amended.
(b) Pro forma cash payment due pursuant to a requirement of the Agreement, as amended, which requires the parties to make cash adjustments to ensure that with respect to the Acquired Business, current acquired assets minus the sum of current and noncurrent assumed liabilities ("working capital") is $150 million at closing. While the final Acquired Business closing statement of net assets is not yet available, the financial position of Acquired Business at closing is expected to differ significantly from the financial position of Acquired Business reflected in the unaudited pro forma combined balance sheets as of May 28, 1998. The actual working capital cash adjustment is expected to require a cash payment from TI to Micron in excess of $100 million. Final determination of the working capital adjustment is subject to a post-closing audit.
(c) Excess Purchase Consideration over net assets acquired, including a ten-year royalty-free patent cross license agreement, property, plant and equipment, joint venture supply contracts, equity investment in joint ventures, acquired software and software licenses, an established workforce and other miscellaneous assets.
(d)  Accrual of estimated acquisition costs.
(e) Issuance of $740 million principal amount of seven-year, 6.5% notes convertible into an additional approximately 12.3 million shares of Micron Common Stock, and a $210 million principal amount, seven year, 6.5% subordinated note. The notes will be recorded at estimated market values of 90% and 80% of par value, estimated as of the date of closing.
(f) Issuance of 28,933,092 unregistered shares of Micron Common Stock to Texas Instruments, Inc., the value of which is based on the approximate market price of Micron's Common Stock ($22.7 per share) when the transaction was announced on June 18, 1998.

(c)      Exhibits

         2.2 Second Amendment to Acquisition Agreement dated as of September 30, 1998 between Micron Technology, Inc. and Texas Instruments Incorporated.

         10.125 Second Supplemental Trust Indenture, dated as of September 30, 1998 between Micron Technology, Inc. and Norwest Bank Minnesota, National Association Trustee, relating to the issuance of 6 1/2% Convertible Subordinated Notes due October 2, 2003 (the "Notes") (including the form of Note.)

         10.126 Subordinated Promissory Note, dated September 30, 1998, issued by Micron Technology, Inc. in the name of Texas Instruments Incorporated in the amount of $210,000,000.

         23.1         Consent of Ernst & Young LLP

                                   SIGNATURE

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                       MICRON TECHNOLOGY, INC.


Date:  October 16, 1998    By: /s/ Wilbur G. Stover, Jr.
                               -----------------------------
                           Wilbur G. Stover, Jr.
                           Vice President of Finance and
                           Chief Financial Officer